Exhibit 15
October 27, 2015
Wyndham Worldwide Corporation
22 Sylvan Way
Parsippany, New Jersey 07054

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of Wyndham Worldwide Corporation and subsidiaries for the three and nine month periods ended September 30, 2015, and 2014, as indicated in our report dated October 27, 2015; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, is incorporated by reference in Registration Statement No. 333-136090 on Form S-8 and Registration Statement No. 333-206104 on Form S-3.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Parsippany, New Jersey

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